UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 13, 2017

Kaya Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333177532	90-0898007
(Commission File Number)	(IRS Employer Identification No.)

305 S. Andrews Avenue, Suite 209, Fort Lauderdale, Florida 33301

(Address of principal executive offices and zip code)

(954) 5347895

(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a12(b) under the Exchange Act (17 CFR 240.14a12)

[ ]	Precommencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d2(b))

[ ]	Precommencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e4(c))

As used in this Current Report on Form 8K and unless otherwise indicated, the terms “KAYS,” “the Company,” “we,” “us” and “our” refer to Kaya Holdings, Inc. and its subsidiaries.

Item 3.02 Unregistered Sales of Equity Securities.

In March 2017, the Company completed a $2.1 million financing with an institutional investor (the “Investor”) who had previously furnished KAYS with $1.2 million in financing, pursuant to a financing agreement (the “Financing Agreement”) which the Company had previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2017 (the “Prior Form 8-K”). Pursuant to the Financing Agreement, the Investor purchased $2.1 million in principal amount of convertible notes (the “Notes”) from the Company as follows:

·	$400,000 in principal amount of Notes which are convertible into shares of the Company’s common stock (“Shares”), at a conversion price of $0.04;

·	$700,000 in principal amount of Notes which are convertible into Shares at a conversion price of $0.07; and

·	$1,000,000 in principal amount of Notes which are convertible into Shares at a conversion price of $0.10.

The purchase price for the Notes is equal to the principal amount thereof. The Notes have a term of two years from issuance and bear interest at the rate of eight percent (8%) annum, which accrues and is payable to together with interest at maturity. The Investor may convert the principal amount of the Notes (as well as other notes it currently holds as referenced above), together with accrued but unpaid interest thereon, into Shares at the applicable conversion price, at any time or from time to time prior to maturity. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions. The Notes also provide that at no time may they be convertible if the number of Shares being issued upon conversion to and then held by the Investor would result in the Investor beneficially owning in excess of 4.99% of the Company’s then outstanding Shares, after giving effect to the proposed conversion.

The Notes were issued pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation D thereunder. No commissions or placement fees were paid in connection with the offer and sale of the Notes. The proceeds from the offer and sale of Notes are being used to fund the Company’s 2017 growth plan, including expansion of our chain of legal Kaya Shack™ Marijuana Superstores in Oregon, increasing the capacity of our legal marijuana grow facility and manufacturing operations and introducing new Kaya branded cannabis products.

Copies of the Financing Agreement and the form of Note were filed as Exhibits to the Prior Form 8-K. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Years.

On March 13, 2017, we filed a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State increasing the number of shares of common stock KAYA is authorized to issue to five hundred million (500,000,000). The Company believes that the authorization of additional shares of common stock (which was authorized by our board of directors and holders of a majority of our voting shares) was needed to meet the Company’s obligations under outstanding convertible notes and securities, as well as to afford it with the ability to raise additional capital as needed and accordingly, is in the best interests of the Company and its stockholders. A copy of the Certificate of Amendment is filed as Exhibit 3.1 to this report and incorporated herein by reference.

Item 8.01 Other Information.

On March 21, 2017, we issued a press release announcing that KAYA had received its third Marijuana Retailer license from the Oregon Liquor Control Commission and had opened its third retail outlet, a Kaya Shack™ Marijuana Superstore, in North Salem, Oregon. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation

99.1	Press Release dated March 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2017	KAYA HOLDINGS, INC.

By: /s/ Craig Frank
Craig Frank, President and Chief Executive Officer